EXHIBIT 99

EMC INSURANCE GROUP INC. COMMENTS
ON FINANCIAL INFORMATION RELEASED
BY ITS PARENT COMPANY, EMPLOYERS
MUTUAL CASUALTY COMPANY, AND ANNOUNCES
2011 FOURTH QUARTER AND YEAR-END
EARNINGS CALL ACCESS INFORMATION

DES MOINES, Iowa (January 31, 2012) – Employers Mutual Casualty Company (Employers Mutual), the parent company of EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”), today  announced to its employees that the statutory combined trade ratio of the EMC Insurance Companies for the year ended December 31, 2011 was 115.7 percent. This announcement was made in conjunction with a company-wide disclosure of the results of Employers Mutual’s 2011 contingent salary plan. This statutory combined trade ratio is not prepared on the basis of generally accepted accounting principles (GAAP) and reflects the operating results of all subsidiaries and affiliates of Employers Mutual, including the subsidiaries of the Company.

Additional year-end 2011 statutory financial information released by Employers Mutual included net written premium growth of 7.9 percent and a decline in policyholders’ surplus of 4.3 percent.

The Company’s statutory combined trade ratio for the year ended December 31, 2011 was 115.5 percent. This statutory combined trade ratio should not be considered indicative of the GAAP-basis combined ratio or any other operating results that will be reported by the Company for the year ended December 31, 2011.

The Company’s 2011 fourth quarter and year-end earnings results will be released before the market opens on February 21, 2012. An earnings call will be held at 11:00 a.m. eastern standard time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s 2011 fourth quarter and year-end earnings results, as well as its expectations for 2012.

TELECONFERENCE: Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054). The event will be archived and available for digital replay through May 20, 2012. The replay access information is toll-free 1-877-660-6853 (International: 1-201-612-7415); passcodes (both required for playback) are account no. 286 and conference ID no. 387600.

WEBCAST: A webcast of the teleconference can be accessed at the Company’s investor relations page at www.emcins.com/ir.  The archived webcast will be available until May 20, 2012.

TRANSCRIPT: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

ABOUT EMCI: EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. EMCI’s parent company is Employers Mutual Casualty Company (EMCC).  EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.